CROFF PURCHASE AGREEMENT


      This Purchase Agreement is being made and entered into between Croff Oil Company, St. James Oil Company, and Jenex Operating Company, this seventh day of April, 1998. Croff Oil Company of 1675 Broadway, Suite 1030, Denver, Colorado 80202, is hereafter referred to as "Croff", Jenex Operating Company of 1675 Broadway, Suite 1030, Denver, Colorado 80202, is hereafter referred to as "Jenex", and St. James Oil Company of P.O. Box 5188, Stateline Nevada, 89449, is hereafter referred to as "St. James".

                            RECITALS

      St. James owns certain producing leases on which Jenex is the operator of certain oil and gas wells in Oklahoma. St. James desires to sell these operated wells for cash to Croff. Croff is interested in purchasing these wells from St. James. Jenex is the operator of these wells and has agreed to rebate a fixed portion of the operating revenues to Croff.

                            AGREEMENT

1. Croff hereby agrees to buy the following leases from St. James, and the operating wells thereon commonly known as the Mueggenborg, Duncan, Fannie Brown, Miller, Dickerson, and one-half of the Harper, which leases and wells are more particularly described on Exhibit "A", attached hereto and by this reference incorporated herein. The leases shall include all the interest of St. James in these mineral estates. All operated wells, all equipment, inventory, receivables, and rights and offsets are included, except for the Harper well in which St. James is conveying 1/2 of its leasehold interest, the other half being conveyed to Jenco Petroleum Corporation.

2. St. James hereby agrees to convey to Croff the leases set out on Exhibit "A" by Quit Claim deed effective April 1, 1998, including all of St. James net revenue interest, which includes all of its present leasehold estate except in the Harper well in which is included 1/2 of St. James' leasehold estate. Such leases will be conveyed by quitclaim assignment with a stipulation that purchaser will assume full responsibility for all leases in their present condition, including any and all environmental or remedial work which should be attributed to a non-operating working interest. A sample of such quitclaim assignment is attached hereto as Exhibit "B".

3.   The consideration to be paid by Croff for the assignment  of the  leases as described on Exhibit "A", shall be  $208,000.
     The  consideration  shall  be  paid  by  wire  transfer   or
     cashier's check at closing.

4. Jenex hereby agrees to provide a credit of $150 dollars per month for each well being purchased by Croff, as long as the lease is held by Croff. The total credit will be $150 per well, for six wells, or a total of $900 per month. This credit is available only to Croff, and is not transferable to any subsequent purchaser.

5. This Purchase Agreement has been approved by the Board of Directors of Croff and Croff has authorized its President to enter into this Agreement. Croff represents that it is in the oil and natural gas business and will conduct its own due diligence with respect to these leases.

6. St. James hereby represents and warrants that it is a Nevada Corporation, that it has full authority to enter into this Agreement, that James Jensen, the officer, executing this Agreement is duly authorized, that it has full authority to sell the leases being conveyed, and that it is not aware of any information with respect to these leases which is not available to Croff through Jenex Operating Company, at 1675 Broadway, Suite 1030, Denver, Colorado 80202; that such leases are free and clear of any liens and encumbrances, and there are no claims or litigation threatened or filed with respect to these leases.

7. Jenex Operating Company hereby represents and warrants that it is a Colorado Corporation, that this Agreement has been duly authorized by its Board of Directors, and that this Agreement is binding on Jenex, effective with the transfer of all ownership in Jenex Operating Company to Jenco Petroleum Corporation.

8. Closing shall take place at the offices of Jenex Operating Company at 1675 Broadway, Suite 1030, Denver, Colorado 80202 at 10:00 A.M. on April 8, 1998. Notwithstanding the date of closing, the effective date of all Assignments of the leases shall be midnight, March 31, 1998.

9. All revenue prior to the effective date shall belong to St. James and all revenue subsequent to the effective date shall belong to Croff. All joint interest billings, expenses, and costs of the well prior to the effective date shall be paid by St. James, and after the effective date by Croff.

10. This Agreement is being entered into in the State of Colorado, and Colorado law shall apply for all purposes.

11. This Agreement shall be binding upon the parties hereto, their successors, transferee's, or assigns.

12. This Agreement shall be executed in counterparts, each of which shall be an original.

13. Croff Oil Company shall have the sole right to make any public announcement of this purchase.



      In witness whereof, the parties hereto have made in entered into this Purchase Agreement, the day and year first above written.



Attest:
                                   Croff Oil Company


Attest:
                                   Jenex Operating Company


Attest:
                                   St. James Oil Company
C:\WORD\LEGAL\AGREEMNT\CROFFPUR.DOC
                           EXHIBIT "A"


Harper    #1             T22N-R18W-Sec. 20
                    Woodward County, Oklahoma
                                             One-half  St.  James
                                             interest   in   this
                                             well

Miller                   T22N-R18W-Sec. 29
                    Woodward County, Oklahoma

Fannie Brown             T9N-R10W-Sec. 11
                    Caddo County, Oklahoma

Dickerson           T15N-R5W-Sec. 34
                    Kingfisher County, Oklahoma

Mueggenborg              T15N-R5W-Sec. 35
                    Kingfisher County, Oklahoma

Duncan              T9N-R25E-Sec. 21
                    LeFlore County, Oklahoma